PARKVALE
                             FINANCIAL CORPORATION

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                4220 WILLIAM PENN HIGHWAY, MONROEVILLE, PA 15146



                                                              September 29, 1998

Dear Fellow Stockholder:

     In connection with the Annual Meeting of Stockholders to be held on October 22, 1998, Parkvale Financial Corporation ("Parkvale") received two stockholder proposals. Your Board of Directors, after careful review and consideration, determined that THE PROPOSALS WERE NOT IN THE BEST INTERESTS OF PARKVALE OR ITS STOCKHOLDERS.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST EACH OF THE TWO STOCKHOLDER PROPOSALS.

     You may have recently received a letter from Philip L. Miller with respect to his proposal. In his letter dated September 18, 1998, Mr. Miller notes he has spoken to me on several occasions. Mr. Miller has also written to me on numerous other occasions and has sent me copies of letters he has sent to other financial institutions dating back to May 1996 in an effort to generate interest in an acquisition of Parkvale.

     We agree with many statements Mr. Miller has made in his letters. For example, in a letter dated October 9, 1996, Mr. Miller described Parkvale as follows:

     o "Parkvale is quite possibly the finest institution of its sort in Pennsylvania."

     In a letter to me dated November 15, 1996, Mr. Miller stated:

     o "I believe you have handled Parkvale in an extremely skilled and prudent manner in many ways. The loan portfolio is very clean, the loan loss reserve is very high, the overhead is very low, and earnings have increased from year to year."


                 MR. MILLER'S PUSH FOR A SALE HAS BEEN PREMATURE

     Mr. Miller has been pushing for a sale of Parkvale since at least May 1996. He has been fearful for years that our stock price would not significantly increase, and in 1996 he wrote "I suspect further gains will be incremental and of a limited nature."

     OUR STOCK PRICE HAS INCREASED BY OVER 83% SINCE MAY 1996, and our net income and return on average assets have continued to increase each year (excluding the impact of the special SAIF assessment on September 30, 1996). It was premature to sell Parkvale in May 1996. Mr. Miller's advice was wrong then, and his proposal is wrong today.

                   MR. MILLER'S ANALYSIS AND FACTS ARE FLAWED

     Mr. Miller states in his letter that our earnings growth has shown a marked decline. In fact, our net income increased at a faster rate in fiscal 1998 than it did in fiscal 1997.

     We also believe Mr. Miller's analysis of aquisition values is flawed. His letter focused solely on banks (which typically receive higher premiums than savings institutions) and only considered book value, while completely ignoring the price to earnings multiple. However, we believe it is imprudent to debate or discuss potential aquisition values with Mr. Miller in public because of the adverse effect it could have on any future negotiations.


                  SIGNIFICANT TOTAL RETURNS TO OUR STOCKHOLDERS

     Over the last one, three, five and ten years, our stockholders have enjoyed significant total returns as shown in the following table:


                                               TOTAL CUMULATIVE
                                                   RETURN(1)
                                               ----------------
         Last Year                                   48.7%
         Last Three Years                           151.8
         Last Five Years                            276.5
         Last Ten Years                           1,505.6


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(1)  Based on the closing price of $32.25 per share as of June 30, 1998,  giving effect to cash dividends and stock splits during the periods shown.


     In addition, Parkvale's common stock has outperformed the Nasdaq Market Index and the Nasdaq Financial Stock Market Index over the last five years. See the performance graph on page 12 of our Proxy Statement and our response to Mr. Miller's proposal on pages 17 to 19 of the Proxy Statement.


                      YOUR BOARD IS COMMITTED TO MAXIMIZING
                                STOCKHOLDER VALUE

     Each current member of your Board of Directors has a substantial financial stake in Parkvale's common stock (excluding our newly appointed director, Andrea
F. Fitting). Your Board owns over 466,000 shares (excluding stock options), and your Board's investment in Parkvale's future has a market value of over $13.5 million. The interests of the Board are closely aligned with those of all stockholders.

     Your Board of Directors is committed to enhancing stockholder value and acting in accordance with its fiduciary duties to ALL stockholders. The Board believes that increasing Parkvale's profitability has resulted in significant returns to stockholders. In determining the feasibility of a sale, it is of the utmost importance to compare any acquisition proposal with the long-term prospects of Parkvale. BASED ON PARKVALE'S HISTORICAL RESULTS AND OUR IN-DEPTH KNOWLEDGE OF THE COMPANY, THE BOARD BELIEVES THAT IT IS IN A MUCH BETTER POSITION THAN MR. MILLER TO DETERMINE WHAT IS IN THE BEST INTERESTS OF ALL STOCKHOLDERS OVER THE LONG TERM.

     The affirmative vote of the holders of a majority of the total votes cast is required to approve stockholder proposal No. 1 (Mr. Miller's proposal), and the affirmative vote of the holders of at least two-thirds of the total votes present in person or by proxy at the meeting is required to approve stockholder proposal No. 2 (regarding amending Parkvale's Bylaws). Because abstentions are deemed to be present at the meeting but not a cast vote, abstentions will have no effect on the outcome of the first stockholder proposal and will have the effect of a vote against the second stockholder proposal. Under rules of the New York Stock Exchange, the two stockholder proposals are considered "non-discretionary" items upon which brokerage firms may not vote on behalf of their clients unless such clients have furnished voting instructions. These "broker non-votes" will have no effect on the outcome of the two stockholder proposals.

     Parkvale has retained D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, a professional proxy solicitation firm, to assist in the solicitation of proxies and for related services. Parkvale will pay D.F. King & Co., Inc. a fee of $3,000 and has agreed to reimburse it for its reasonable out-of-pocket expenses.

     PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD TODAY. WE URGE YOU TO VOTE FOR THE ELECTION OF DIRECTORS, FOR THE INDEPENDENT AUDITORS, AND AGAINST THE TWO STOCKHOLDER PROPOSALS.

     We look forward to the future with confidence. On behalf of your Board of Directors, I would like to thank you for your continued support.

                                     Sincerely,

                                     /s/Robert J. McCarthy, Jr.

                                     Robert J. McCarthy, Jr.
                                     President and Chief Executive Officer

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                                    IMPORTANT

     Your vote is important. Regardless of the number of shares of Parkvale common stock you own, please vote as recommended by your Board of Directors by taking these two simple steps:


1. PLEASE SIGN, DATE and PROMPTLY MAIL the enclosed proxy card in the postage-paid envelope provided.

2. Please vote FOR the election of directors, FOR the ratification of the independent auditors, AGAINST stockholder proposal No. 1 and AGAINST stockholder proposal No. 2.


     IF YOU PREVIOUSLY VOTED OTHER THAN AS RECOMMENDED ABOVE, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE SIMPLY BY SIGNING, DATING AND MAILING THE ENCLOSED PROXY CARD. THIS WILL CANCEL YOUR EARLIER VOTE SINCE ONLY YOUR LATEST DATED PROXY CARD WILL COUNT AT THE ANNUAL MEETING.

     You should return your proxy card at once to ensure that your vote is counted. This will not prevent you from voting in person at the meeting should you attend.

     If you have any questions or need assistance in voting your shares, please call either D.F. King & Co., Inc., which is assisting us, toll-free at 1-800-949-2583, or Parkvale's Investor Relations Dept. at (412) 373-7200.

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